                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

        Filed by the Registrant [X]
        Filed by a Party other than the Registrant [ ]
        Check the appropriate box:
        [ ] Preliminary Proxy Statement
        [ ] Confidential, for Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
        [X] Definitive Proxy Statement
        [ ] Definitive Additional Materials
        [ ] Soliciting Material Pursuant to ss.240.14a-12

                                 Concord Camera Corp.
        ------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)

        ------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

        Payment of Filing Fee (Check the appropriate box):
        [X] No fee required.
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

            1)  Title of each class of securities to which transaction applies:


                ----------------------------------------------------------------

            2)  Aggregate number of securities to which transaction applies:


                ----------------------------------------------------------------

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


                ----------------------------------------------------------------

            4)  Proposed maximum aggregate value of transaction:


                ----------------------------------------------------------------

            5)  Total fee paid:


                ----------------------------------------------------------------

        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1)  Amount previously paid:


                ----------------------------------------------------------------

            2)  Form, Schedule or Registration Statement No.:


                ----------------------------------------------------------------

            3)  Filing Party:


                ----------------------------------------------------------------

            4)  Date Filed:


                ----------------------------------------------------------------

                              CONCORD CAMERA CORP.
                            4000 Hollywood Boulevard
                  Presidential Circle - 6th Floor, North Tower
                            Hollywood, Florida 33021

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 22, 2004



         The Annual Meeting of Shareholders of Concord Camera Corp. (the "Company") will be held at the Westin Diplomat Resort & Spa, 3555 South Ocean Drive, Hollywood, Florida 33019, on January 22, 2004, at 10:00 a.m., local time, for the following purposes:

         1.       To elect directors for the ensuing year;

         2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending July 3, 2004; and

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on December 8, 2003 are entitled to notice of, and to vote at, this meeting or any adjournments thereof.

         Please sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Management asks that you do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                        By Order of the Board of Directors



                                        Alan Schutzman
                                        Secretary


Hollywood, Florida
December 15, 2003

                              CONCORD CAMERA CORP.

                                   ----------

                                 PROXY STATEMENT
                             dated December 15, 2003

                                   ----------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                      to be held Thursday, January 22, 2004


This Proxy Statement is furnished by the Board of Directors (the "Board") of Concord Camera Corp. (the "Company" or "Concord") in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of the Company which will be held at the Westin Diplomat Resort & Spa, 3555 South Ocean Drive, Hollywood, Florida 33019 on January 22, 2004, at 10:00 a.m., local time, and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

The Board has fixed the close of business on December 8, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 28,413,110 shares of common stock, no par value (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The presence, in person or by proxy, of holders of a majority of all the outstanding Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and "broker non-votes" (i.e., Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast for the purpose of determining the number of votes required to approve a proposal.

Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to the Company, Attention: Secretary; (ii) execution of a subsequent proxy; or
(iii) attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of Common Stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy (and except for "broker non-votes" described above), shares of Common Stock represented by proxies will be voted: (i) FOR the election of management's nominees for directors; (ii) FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending July 3, 2004 ("Fiscal 2004"); and (iii) in the discretion of the proxy holders with respect to such other matters as may come before the Annual Meeting.

All information in this Proxy Statement gives effect to a two-for-one stock split effective on April 14, 2000 to shareholders of record on March 27, 2000.

The Company's executive offices are located at 4000 Hollywood Boulevard, Presidential Circle - 6th Floor, North Tower, Hollywood, Florida 33021. Mailing to shareholders of this Proxy Statement, the accompanying form of proxy, and the Company's Annual Report to Shareholders for the fiscal year ended June 28, 2003 ("Fiscal 2003"), will commence on or about December 17, 2003.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

Nominees for Election of Directors

Pursuant to Article III of the Company's By-laws, as amended, the Board has fixed the number of directors constituting the entire Board at five. All five directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. In voting for directors, each shareholder is entitled to cast one vote for each share of Common Stock held of record, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. The election of directors requires the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. The Board recommends a vote FOR each of the nominees. It is intended that proxies that do not withhold the authority to vote for the nominees will be voted FOR each of the nominees.

The following sets forth information with respect to each nominee for director, all of whom are currently serving as directors of the Company. The information has been furnished to the Company by the individuals named.


                                                Year First
                                                 Elected/
                                                Nominated
    Name of Nominee                 Age          Director      Positions and Offices with the Company
    ---------------                 ---          --------      --------------------------------------
    Ira B. Lampert                  58             1993        Chairman of the Board, Chief Executive
                                                               Officer and President
    Ronald S. Cooper                65             2000        Director
    Morris H. Gindi                 59             1988        Director
    J. David Hakman                 62             1993        Director
    William J. O'Neill, Jr.         61             2001        Director


Ira B. Lampert has been the Chairman and Chief Executive Officer of the Company since July 13, 1994. For the calendar year 1995 and again from July 31, 1998 through the present, Mr. Lampert also served as President of the Company. Mr. Lampert is a member of the Queens College Foundation Board of Trustees (Queens College is part of the City University system of New York), is a member of the Advisory Board of the Boys & Girls Republic, a nonprofit organization for underprivileged children, and serves on the Boards of Trustees of the Mount Sinai Medical Center Foundation, Inc. and the Mount Sinai Medical Center of Florida, Inc.

Ronald S. Cooper has been a director of the Company since January 2000. Mr. Cooper is a co-founder and principal of LARC Strategic Concepts, LLC, a consulting firm focusing on emerging growth companies. Mr. Cooper retired from Ernst & Young LLP in September 1998, having joined the firm in 1962. He became a partner in 1973 and was Managing Partner of the firm's Long Island office from 1985 until he retired.

Morris H. Gindi has been a director of the Company since 1988. Mr. Gindi has served as the Chief Executive Officer of Notra Trading Inc., an import agent in the home textiles industry, since 1983 and as Chief Executive Officer of Morgan Home Fashions, a manufacturer and distributor of home textiles, since 1995. These two businesses import and distribute merchandise to all levels of the retail trade. Mr. Gindi's career in the home textiles industry has spanned four decades.

J. David Hakman has been a director of the Company since 1993. Mr. Hakman owns Hakman Capital Corporation, an investment and merchant banking concern, a subsidiary of which is a member of the National Association of Securities Dealers, Inc.

William J. O'Neill, Jr. has been a director of the Company since August 2001. Mr. O'Neill is a founder and principal of O'Neill Group, Inc., a consulting firm focused on developing business strategies, operational execution, financial evaluations and fundraising activities. From 1969 to 1999, Mr. O'Neill held various management positions at Polaroid Corporation, most recently as Executive Vice President and President, Corporate Business Development. Since July 2001, he has served as Dean of the Frank Sawyer School of Management at Suffolk University in Boston, Massachusetts.

Independence of Board Members

Pursuant to recent changes to Nasdaq's listing standards, beginning on January 22, 2004 (the date of the Annual Meeting) a majority of the Board must be comprised of "independent" directors as defined in Rule 4200 of Nasdaq's listing standards. The Board has reviewed the independence standard set forth in Rule 4200 and has determined that Messrs. Cooper, Gindi, Hakman and O'Neill are independent under Rule 4200.

Meetings and Committees of the Board of Directors

The Board met nine times during Fiscal 2003. In Fiscal 2003, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served. The Board has an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Director Affairs Committee and a Marketing and Product Development Committee.

The Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), has the following members: Ronald
S. Cooper (Chairman), Morris H. Gindi and William J. O'Neill, Jr. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee's role includes discussing with management the Company's processes to manage financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the Company's financial statements or to perform other audit, review or attest services for the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee's oversight role are delineated in the Audit Committee Charter, which is included as Appendix A to this Proxy Statement. See the "Audit Committee Report" below. The Audit Committee met eleven times in Fiscal 2003.

The Compensation and Stock Option Committee, consisting of William J. O'Neill, Jr. (Chairman) and Ronald S. Cooper, reviews, approves and makes recommendations to the Board regarding executive compensation. See the "Compensation Committee Report on Executive Compensation" below. The Compensation and Stock Option Committee met nine times in Fiscal 2003.

The Director Affairs Committee, consisting of Ira B. Lampert (Chairman) and J. David Hakman, recommends to the Board those persons who, in the opinion of the members of the Director Affairs Committee, should be invited to stand for election to the Board as management nominees at any and all ensuing meetings of the shareholders of the Company. The Director Affairs Committee also reviews, evaluates and recommends changes to the Company's corporate governance practices. The Director Affairs Committee held five meetings in Fiscal 2003. Shareholder suggestions of one or more nominees for election to the Board may be sent in writing to the Director Affairs Committee, Attention: Chairman, c/o Concord Camera Corp., Presidential Circle - 6th Floor, North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021.

The Board does not have a standing Nominating Committee, as defined in SEC Release No. 33-8340, as nominees for election to the Board are selected by a majority of the independent directors on the Board.

Director Compensation

During Fiscal 2003, each non-employee member of the Board was paid the following: (i) an annual fee of $12,000 for serving on the Board, which fee, having been voluntarily reduced from $15,000 to $12,000 effective as of the beginning of Fiscal 2002, was increased back to $15,000 effective as of January 1, 2003; (ii) a $2,500 annual fee for each Board committee on which he served ($3,500 for serving as Chairman); and (iii) $1,000 for each Board or committee meeting attended.

In addition, pursuant to the formula award provisions of the Company's 1993 Incentive Plan, as amended, prior to January 20, 2003, each non-employee director automatically received the following options to purchase shares of the Common Stock. Upon appointment to the Board, each non-employee director received: (i) an option to purchase up to 40,000 shares, vesting as to 8,000 shares on the following January 1 and on each January 1 thereafter (provided that, if a director fails to attend at least 75% of the Board meetings in any calendar year, then the options that would have vested on the next January 1 are forfeited); and (ii) an immediately exercisable option to purchase 13,000 shares. On each anniversary of his appointment, each non-employee director received another immediately exercisable option to purchase 13,000 shares. All of the foregoing options have an exercise price equal to the closing price of the Common Stock on the date of grant and expire on the earlier of: (i) five years from the grant date; or (ii) one year after the recipient ceases to be a member of the Board. On January 20, 2003, the 1993 Incentive Plan was amended to remove the provisions regarding formula awards to non-employee directors and, in lieu of the anniversary grant that would have been received in 2003, each non-employee director was granted an option to purchase 26,000 shares of Common Stock at an exercise price of $5.52 per share. The foregoing options were immediately exercisable as to 13,000 shares and will vest as to the remaining 13,000 shares on January 20, 2004 provided the director continues to serve on the Board.

Effective July 31, 2003, the Company amended the outstanding options held by William J. Lloyd, who was a member of the Board until such time, to permit such options to be exercised until their stated expiration date, and to permit the continued vesting through January 2005 of 12,000 shares subject to one such option, in light of the valuable years of advice and service that had been provided during Mr. Lloyd's tenure as a member of the Board. The foregoing amendments did not apply to the installment of 13,000 shares that would have vested on January 20, 2004 under the grant made to him on January 20, 2003, which installment was forfeited.

Executive Officers

Set forth below is the name, and age as of December 15, 2003, of each of the Company's executive officers and each person chosen to become an executive officer, together with certain biographical information for each of them (other than Ira B. Lampert, for whom biographical information is provided above under "Nominees for Election of Directors"):


     Name of Executive Officer                Age         Position and Offices with the Company
     -------------------------                ---         -------------------------------------
     Ira B. Lampert                           58          Chairman, Chief Executive Officer and President
     Gerald J. Angeli                         51          Vice President of Worldwide Engineering and Technology
     Richard M. Finkbeiner                    57          Senior Vice President and Chief Financial Officer
     Brian F. King                            50          Senior Executive Vice President and Assistant Secretary
     Keith L. Lampert                         33          Executive Vice President and Chief Operating Officer
     Joseph Leonardo                          57          Vice  President  and  Director  of  Operations  for  the
                                                          Company  and  Managing  Director  of  Concord  Camera HK
                                                          Limited ("Concord HK")
     Harlan I. Press                          39          Vice President, Treasurer and Assistant Secretary
     Alan Schutzman                           47          Senior Vice President, General Counsel and Secretary
     Urs W. Stampfli                          52          Senior Vice  President  and Director of Global Sales and
                                                          Marketing
     David M. Wand                            49          Vice President and Director of Worldwide Supply Chain


Gerald J. Angeli joined the Company in April 2000 as Vice President, DMS Product Supply. Since March 2001, he has served as the Company's Vice President of Worldwide Engineering and Technology. From July 1997 to April 2000, Mr. Angeli was Vice President, Global Manufacturing and Products Supply for NCR Corporation's Systemedia Group, where he was responsible for manufacturing, customer service, distribution and logistics. Before that, Mr. Angeli was employed by Eastman Kodak Company for 20 years in various capacities, most recently as Manager of Worldwide Manufacturing and Supply Chain and Vice President, Consumer Imaging.

Richard M. Finkbeiner joined the Company in July 2002 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Finkbeiner was Corporate Vice President and Chief Financial Officer of Menasha Corporation, a $1 billion privately owned manufacturing and services company. He was Executive Vice President and Chief Financial Officer of Creative Computers, Inc., a publicly-traded reseller of computer equipment, from 1996 until he joined Menasha in 1998. Mr. Finkbeiner has been Chief Financial Officer for several other companies and spent 12 years with Hallmark Cards. He has an M.S. degree in Applied Math, an M.B.A., and a C.P.A. certificate.

Brian F. King has been Senior Executive Vice President of the Company since February 2002 and an Assistant Secretary of the Company since September 15, 2003. Mr. King served as Senior Vice President of the Company from August 1998 to February 2002 and as Chief Operating Officer from February 2002 to December 2002. In addition, he served as Secretary of the Company from August 1996 to September 14, 2003, and served as Managing Director of Concord HK from August 1996 through April 2000. Mr. King served as the Company's Vice President of Corporate and Strategic Development from June 1996 to August 1998.

Keith L. Lampert, who is a son of Ira B. Lampert, has been Executive Vice President since February 2002 and Chief Operating Officer since January 1, 2003. From February 2002 until January 2003, he also served as the Company's Director of Worldwide Operations and was Managing Director of Concord HK from April 2000 until December 2002. From March 2001 to February 2002, Mr. Lampert also served as the Company's Vice President of Worldwide Operations. He became a Vice President of the Company in August 1998, having joined the Company in 1993. Among other things, Mr. Lampert is responsible for the Company's operations in Hong Kong and the People's Republic of China.

Joseph Leonardo has been Vice President and Director of Operations for the Company and Managing Director of Concord HK since January 1, 2003. Mr. Leonardo was Vice President and Director of Manufacturing Operations for the Company and Deputy Managing Director of Concord HK from February 2002 to December 2002, having served as Vice President and Director of Operations for Concord HK since January 2001. From January 1998 to January 2001, Mr. Leonardo was the Company's Director of Manufacturing. Prior to joining the Company, he was Vice President of Manufacturing for MicroE, Inc. from February 1996 to November 1997. Mr. Leonardo has over 30 years of experience in manufacturing, having held manufacturing-related management positions at companies such as Polaroid Corporation and Bausch & Lomb Incorporated.

Harlan I. Press has been Vice President and Treasurer since April 2000, Chief Accounting Officer since November 1994, and Assistant Secretary of the Company since October 1996. Mr. Press served as the Corporate Controller of the Company from October 1996 through April 2000. Mr. Press is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executives Institute.

Alan Schutzman joined the Company on September 15, 2003 as Senior Vice President, General Counsel and Secretary. From January 2001 until joining the Company, Mr. Schutzman was Associate General Counsel of Jacuzzi Brands, Inc. ("Jacuzzi"), and Vice President and Associate General Counsel of Jacuzzi since September 2001. From July 1996 to December 2000, he served as Vice President and General Counsel of various operating subsidiaries of Jacuzzi, including Ames True Temper and Keller Ladders, Inc.

Urs W. Stampfli has been Senior Vice President since February 2002 and Director of Global Sales and Marketing for the Company since April 2000. Mr. Stampfli joined the Company in May 1998, as Director of Global Sales and Marketing, and became a Vice President of the Company in April 2000. From 1990 to April 1998, Mr. Stampfli was Vice President, Marketing, Photo Imaging Systems of Agfa Division, Bayer Corporation.

David M. Wand has been Vice President and Director of Worldwide Supply Chain for the Company since February 2002, having served as Vice President and Director of Worldwide Supply Chain and Information Technology for the Company from February 2002 to March 2003. From January 1999 to February 2002, Mr. Wand was Concord HK's Director of Supply Chain and Information Systems and from December 1996, when Mr. Wand first joined the Company, until January 1999, he was Materials Director of Supply Chain for Concord HK. Prior to joining the Company, Mr. Wand was with Andersen Consulting for two years, and EDS for ten years, where he was responsible for implementing reengineering projects associated with the supply chain and information technology functions.

Executive Compensation

The following table contains certain information regarding aggregate compensation earned, paid or payable during Fiscal 2003, Fiscal 2002 and Fiscal 2001 to the Chief Executive Officer and to each of the other four highest paid executive officers for services rendered to the Company during these fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                                   Long-Term
                                                                                  Compensation
                                                  Annual Compensation                Awards
                                       ----------------------------------   ------------------------
                                                                Other        Shares
                                                                Annual      Underlying       LTIP         All Other
Name and                    Fiscal     Salary     Bonus**    Compensation    Options      Payouts***    Compensa-tion
Principal Position           Year       ($)         ($)           ($)           (#)           ($)            ($)
------------------          ------    --------    --------   -------------  -----------   ----------    --------------
Ira B. Lampert               2003     $916,667    $424,834   $715,109(1)           -      $235,919      $982,595(7)
  Chairman, Chief            2002      920,833           -    681,110(1)     263,004(6)          -       960,447(7)
  Executive Officer          2001      969,444           -    686,555(1)           -             -       961,524(7)
  and President

Brian F. King                2003      425,000     212,417     28,000(2)           -       117,959       376,952(8)
  Senior Executive Vice      2002      400,000           -     (7,177)(2)    127,260(6)          -       375,372(8)
  President                  2001      425,000           -    132,970(2)           -             -       373,540(8)

Keith L. Lampert             2003      317,070     158,762    136,049(3)     100,000        76,674       402,555(9)
  Executive Vice             2002      225,000           -    228,968(3)      76,356(6)          -       233,973(9)
  President and Chief        2001      240,000           -    214,908(3)           -             -       229,868(9)
  Operating Officer

Urs W. Stampfli              2003      264,320     119,685     21,805(4)           -        69,449        48,322(10)
  Senior Vice President      2002      210,500           -     12,000(4)      18,665(6)          -        44,276(10)
  and Director of Global     2001      223,650           -     12,000(4)           -             -        44,647(10)
  Sales and Marketing

Richard M. Finkbeiner*       2003      243,110      94,459     16,825(5)      75,000             -        13,643(11)
  Senior Vice President      2002            -           -          -              -             -             -
  and Chief Financial        2001            -           -          -              -             -             -
  Officer


-----------------

(*) Mr. Finkbeiner joined the Company in July 2002 (shortly after the beginning of Fiscal 2003).
(**) For Fiscal 2003, represents bonuses awarded on August 6, 2003 under the Annual Incentive Compensation Plan ("AICP") in effect for Fiscal 2003. For Fiscal 2002 and Fiscal 2001, no bonuses were awarded under the AICP in effect for those years.
(***) Represents payments received in September 2003 under awards approved on August 6, 2003 under the Company's Amended and Restated 2002 Long-Term Cash Incentive Plan (the "LTCIP") in effect for the Fiscal 2002-2003 performance period. The preponderance of the LTCIP awards made to the executives named above in the Summary Compensation Table for this performance period was in the form of contingent deferred compensation to be earned over the next three years and will be included in the Summary Compensation Table, in the future, as and when the conditions to vesting have been met and the amounts have been earned. See "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below.
(1) Includes: (a) auto allowances and costs, partial housing costs and reimbursement of taxes, respectively, of $30,000, $48,000 and $120,911 in Fiscal 2003, $30,714, $48,000 and $93,789 in Fiscal 2002, and $30,808,
       $47,797 and $99,325 in Fiscal 2001; (b) the yearly credit under the Lampert SERP (described below under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements") of $500,000 in Fiscal 2003, Fiscal 2002 and Fiscal 2001; and (c) for Fiscal 2003, reimbursements under the Company's Flexible Perquisite Spending Account Program for Key Executives.

(2) For Fiscal 2003, this represents $18,000 in auto allowance paid, and reimbursements under the Company's Flexible Perquisite Spending Account Program for Key Executives. For Fiscal 2002, this represents $18,000 in auto allowance paid, less Hong Kong tax reimbursements of $25,177 repaid by Mr. King to the Company. For Fiscal 2001, this represents $108,142 paid by the Company pursuant to the Company's Executive Management Tax Equalization Policy for executives stationed overseas, $18,000 in auto allowance, and $6,828 in overseas housing costs.
(3) Includes: (a) amounts paid pursuant to the Company's Executive Management Tax Equalization Policy of $23,700 in Fiscal 2003, $89,519 in Fiscal 2002, and $102,518 in Fiscal 2001; (b) an overseas allowance of $25,000 per annum for Fiscal 2002 and Fiscal 2001, $12,500 of which was received for Fiscal 2003; (c) overseas housing costs of $84,599 in Fiscal 2003, $111,826 in Fiscal 2002 and $82,969 in Fiscal 2001; and (d) for Fiscal 2003, $5,250 in auto allowance paid, and reimbursements under the Company's Flexible Perquisite Spending Account Program for Key Executives.
(4) For Fiscal 2003, this represents $12,000 in auto allowance paid, and reimbursements under the Company's Flexible Perquisite Spending Account Program for Key Executives. For Fiscal 2002 and Fiscal 2001, this represents auto allowances paid.
(5) Represents $6,825 in auto allowance paid, and reimbursements under the Company's Flexible Perquisite Spending Account Program for Key Executives.
(6) This stock option was granted on October 17, 2001 in connection with the Company's exchange offer, in exchange for a stock option granted in Fiscal 2000 which has been cancelled.
(7) Represents: (a) $516,666 of the April 19, 2000 grant of deferred compensation that vested in each of these fiscal years (as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below, this grant vested in three equal annual installments beginning January 1, 2001); (b) payments by the Company for insurance premiums of $37,939 in Fiscal 2003, $27,838 in Fiscal 2002 and $39,975 in Fiscal 2001; (c) in Fiscal 2003 and 2002, payments by the Company for companion travel; and (d) $404,883 repaid to Ira B. Lampert in each of these fiscal years as deferred compensation pursuant to the conditional release program (which, as described under "Certain Relationships and Related Transactions" below, began in May 1999 and continued on January 1 each year through January 1, 2003) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company.
(8) Represents: (a) the amount of the April 19, 2000 grant of deferred compensation that vested in the fiscal year (as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below, this grant vested in three equal annual installments beginning January 1, 2001); (b) payments by the Company for insurance premiums; and (c) $116,140, $122,714 and $121,152 repaid to Brian F. King in Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively, as deferred compensation pursuant to the conditional release program (which, as described under "Certain Relationships and Related Transactions" below, began in May 1999 and continued on January 1 each year through January 1, 2003) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company.
(9) Represents: (a) the amount of the April 19, 2000 grant of deferred compensation that vested in the fiscal year (as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below, this grant vested in three equal annual installments beginning January 1, 2001); (b) payments by the Company for insurance premiums; (c) $78,857, $83,321 and $78,858 repaid to Keith L. Lampert in Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively, as deferred compensation pursuant to the conditional release program (which, as described under "Certain Relationships and Related Transactions" below, began in May 1999 and continued on January 1 each year through January 1, 2003) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company; and (d) for Fiscal 2003, a one-time grant of $100,000 in deferred compensation, a $58,333 relocation payment, and certain housing benefits, all of which were received in connection with Mr. Lampert's promotion to Chief Operating Officer and as an inducement to his repatriation to the United States. See "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below.
(10) Represents the amount of the April 19, 2000 grant of deferred compensation that vested in the fiscal year (as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below, this grant vested in three equal annual installments beginning January 1, 2001), and insurance premiums paid by the Company.

(11) Represents certain housing benefits received by Mr. Finkbeiner in connection with his relocation, and insurance premiums paid by the Company.

Stock Options

The following table sets forth information concerning stock option grants made during Fiscal 2003 to executive officers named in the "Summary Compensation Table."

                       Stock Option Grants in Fiscal 2003


                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                              % of Total                                  Annual Rates of Stock
                               Number of       Options       Exercise                      Price Appreciation
                                 Shares       Granted to       Price                         for Option Term
                               Underlying     Employees         Per                       -----------------------
                                Options           in           Share      Expiration        5%            10%
   Name                         Granted       Fiscal 2003        ($)          Date           ($)           ($)
   --------------------------------------------------------------------------------------------------------------
   Keith L. Lampert              100,000(1)        20.2          $5.18     11/10/12       $325,767        $825,559
   Richard M. Finkbeiner          75,000(2)        15.2           4.00     07/21/12        188,668         478,123


----------------
(1) This option is to vest in three equal annual installments on November 11th of 2003, 2004 and 2005.
(2) This option vested as to 18,750 shares on July 22, 2003, with the balance to vest as to 18,750 additional shares on July 22nd of 2004, 2005 and 2006.

The following table sets forth information concerning stock option exercises during Fiscal 2003 by each of the executive officers named in the "Summary Compensation Table" and the fiscal year-end value of unexercised options held by such officers, based on the closing price of $6.92 for the Common Stock on June 27, 2003.

                Aggregated Stock Option Exercises in Fiscal 2003
                        and Fiscal Year-End Option Values


                                                                                            Value of Unexercised
                        Shares          Value         Number of Shares Underlying           In-the-Money Options
                      Acquired on      Realized    Unexercised Options at FY End                at FY End ($)
Name                   Exercise (#)      ($)       Exercisable**     Unexercisable     Exercisable    Unexercisable
----                  ------------     --------    -------------     -------------     -----------    -------------
Ira B. Lampert                  -             -       1,525,004                 -       $7,597,613               -
Brian F. King            191,666*     $812,990*         322,260                 -        1,202,172               -
Keith L. Lampert         145,000*      506,784*         216,356           100,000          858,263        $174,000
Urs W. Stampfli                 -             -          78,665                 -          267,932               -
Richard M.                      -             -               -            75,000               -          219,000
Finkbeiner


----------------
* None of the shares acquired upon these exercises have been sold; the executives exercised these options and held the shares so acquired.
** Certain of the stock options reflected in this table were exercised after the end of Fiscal 2003: (i) Ira B. Lampert exercised options for 183,032 shares on June 30, 2003, and exercised another option for 387,000 shares on July 14, 2003 and deferred the receipt of 331,011 of these shares until July 1, 2005 under the Company's Deferred Delivery Plan; (ii) Brian
       F. King exercised options for 100,000 shares on August 20, 2003, and
       (iii) Urs W. Stampfli exercised an option for 15,000 shares on August 28, 2003. All of these exercises were reported in Form 4s filed with the Securities and Exchange Commission ("SEC").

Executive Employment Contracts, Termination of Employment and Change in Control Arrangements

The following is a summary of the employment agreements between the Company and each of the executive officers named in the above Summary Compensation Table. The employment agreements provide for each named executive to serve in the respective capacities indicated in the Summary Compensation Table.

The employment agreement for Ira B. Lampert (the "Lampert Agreement") has a four-year term that automatically extends each day, by one day, until one party notifies the other that the term should not be further extended. The term of the employment agreements for Keith L. Lampert and Urs W. Stampfli expire on January 1, 2006, unless renewed by mutual agreement of the parties, and may be terminated by the Company on thirty (30) days' notice at any time or by the executive after January 1, 2006. The term of the employment agreement for Brian
F. King expires on January 1, 2004, unless renewed by mutual agreement of the parties, and may be terminated on thirty (30) days' notice by the Company at any time or by the executive after January 1, 2004. The term of Richard M. Finkbeiner's employment agreement automatically renews from year-to-year, and may be terminated by either party on sixty (60) days' notice.

The employment agreements provide that the Company will pay Ira B. Lampert, Brian F. King, Keith L. Lampert and Richard M. Finkbeiner annual base salaries of $900,000, $450,000, $350,000 and $262,500, respectively, effective as of
January 1, 2003, and an annual base salary of $250,000 to Urs W. Stampfli effective as of July 1, 2003.

In connection with Keith L. Lampert's promotion to Chief Operating Officer, the Board also granted him an option to purchase 100,000 shares of the Company's Common Stock at $5.18 per share (the closing price on the grant date of November 11, 2002) with vesting in equal installments over three years from the grant date, approved a relocation package, and authorized a one-time grant, effective as of January 1, 2003, of $100,000 in fully vested deferred compensation as an inducement for his repatriation to the United States. Mr. Lampert was also provided with housing at the Company's expense while he was on overseas assignment and tax equalization in accordance with the Company's Executive Management Tax Equalization Policy.

Pursuant to the employment agreement for Mr. Finkbeiner, he was also provided with a relocation package and a one-time grant of $100,000 in deferred compensation (described below under "Supplemental Executive Retirement Plans for Named Executive Officers").

The Lampert Agreement provides that if his employment with the Company is terminated by reason of death or disability, Mr. Lampert, or his legal representative, would be entitled to receive, in addition to accrued compensation (including, without limitation, any earned but unpaid bonus or long-term incentive awards, any amount of base salary accrued or earned but unpaid, any deferred compensation earned but unpaid, any accrued but unused vacation pay and unreimbursed business expenses (the "Accrued Amounts")), his base salary for the scheduled balance of the term (payable in the case of death in a lump sum), a prorated bonus for the year in which the death or disability occurred, and any other or additional benefits owed to the executive under the then applicable employee benefit plans or policies of the Company, subject in the case of disability to offset against the base salary payment by the amount of any disability benefits provided to him by the Company or under any disability insurance provided by or paid for by the Company.

The Lampert Agreement entitles Ira B. Lampert to participate generally in all pension, retirement, insurance, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by the Company from time to time for senior executives of a comparable level. In addition to any life insurance provided pursuant to one of the Company's plans, Mr. Lampert is also provided with term life insurance, for such beneficiaries as are designated by Mr. Lampert, of $5 million face value, and long-term disability coverage with a $600,000 annual benefit payable in the event that Mr. Lampert's employment with the Company is terminated due to his disability (the "Additional Life and Disability Insurance"). In addition, the Company may purchase key man life insurance on the life of Mr. Lampert, which may be used to satisfy the Company's obligations under the Lampert Agreement in the event of Mr. Lampert's death. The Company currently maintains $5 million in key man life insurance on the life of Mr. Lampert.

If Mr. Lampert's employment is terminated by the Company without cause or if there is a constructive termination without cause, Mr. Lampert would be entitled to receive the Accrued Amounts, his base salary and continuation of his benefits (or the economic equivalent of such benefits), the Additional Life and Disability Insurance and certain perquisites for the scheduled balance of the term and for an additional twelve months thereafter, and a prorated bonus for the year in which the termination occurred. If such termination followed a change of control of the Company, Mr. Lampert would be entitled to receive the salary continuation benefit as a lump sum payment without any discount and, subject to limited exceptions, any benefits, including options, in which he is not at such time fully vested would become fully vested and any options would remain exercisable for the full stated term of the option. If the automatic extensions of the term of the Lampert Agreement are discontinued at the request of the Company and Mr. Lampert's employment is terminated upon expiration of the term, Mr. Lampert would be entitled to receive the Accrued Amounts, his base salary and continuation of his benefits (or the economic equivalent of such benefits), the Additional Life and Disability Insurance and certain perquisites for twelve months after the end of the term, and a prorated bonus for the year in which the termination occurred. In addition, if the severance payments to Mr. Lampert under the Lampert Agreement follow a change in control and, together with other amounts paid to Mr. Lampert, exceed certain threshold amounts and are determined to constitute a parachute payment (as defined in Section 280G(b)(2) of the Internal Revenue Code), Mr. Lampert is to receive an additional amount to cover the federal excise tax with respect thereto on a "grossed up" basis. If Ira B. Lampert is terminated for cause, or he voluntarily resigns, he will only receive the Accrued Amounts and benefits provided in benefit plans.

Under the employment agreements for Brian F. King, Keith L. Lampert and Urs W. Stampfli, if the Company terminates the executive's employment at any time without cause, or if the executive terminates his employment after the stated term of his employment agreement, the executive will be entitled to severance payments equal to one year of the executive's then base salary plus his automobile allowance, payable in installments in accordance with the normal payroll schedule. Under Mr. Finkbeiner's employment agreement, if the Company terminates his employment without cause, Mr. Finkbeiner will be entitled to severance payments equal to twelve months' of his then base salary. The employment agreement for Keith L. Lampert also provides that if his employment were to be terminated by the Company without cause, or upon a change of control, the stock option for 100,000 shares granted to Mr. Lampert on November 11, 2002 would automatically become exercisable in full.

The employment agreements of all of the executives named in the Summary Compensation Table prohibit them from competing with the Company for one year following the termination of their employment with the Company; however, if Ira
B. Lampert's employment is terminated without cause, the duration of his non-compete covenants would extend throughout the period in which his base salary and other benefits are continued if such period exceeds twelve months.

Supplemental Executive Retirement Plans for Named Executive Officers

Pursuant to the Lampert Agreement, the Company adopted a supplemental executive retirement plan and agreement (a "SERP") for the benefit of Ira B. Lampert (the "Lampert SERP"). A specified amount, currently $500,000, is credited to the Lampert SERP account each year. These yearly credits are 100% vested and not subject to forfeiture.

Effective as of April 19, 2000, in connection with a one-time grant of deferred compensation to certain executive officers, the Company adopted certain SERPs, including those with respect to deferred compensation in the following amounts for the following named executive officers (the "Executive SERPs"): (i) Brian F. King, $750,000; (ii) Keith L. Lampert, $450,000; and (iii) Urs W. Stampfli, $110,000. The amounts in the Executive SERP accounts vested in three equal annual installments beginning January 1, 2001. The Company simultaneously approved a one-time grant of deferred compensation to Ira B. Lampert in the amount of $1,549,999 with the same vesting schedule as under the Executive SERPs, and the Lampert SERP was amended to include appropriate terms to govern this one-time grant of deferred compensation.

In connection with a one-time grant of $100,000 in deferred compensation to Richard M. Finkbeiner as of July 22, 2002, the Company adopted a SERP for the benefit of Mr. Finkbeiner. The amounts in these SERP accounts vest, so long as Mr. Finkbeiner continues to be employed by the Company, in four equal annual installments beginning July 22, 2003. However, if the Company terminates Mr. Finkbeiner's employment without cause, half of each year's installment will immediately become vested.

Each time the Company credits an executive's account under a SERP agreement, the Company simultaneously contributes an equal amount to a trust established for the purpose of accumulating funds to satisfy the obligations incurred by the Company pursuant to the SERP.

Deferred Long Term Compensation

On August 6, 2003, all of the executive officers named in the Summary Compensation Table were awarded the following amounts of contingent deferred compensation, which is not yet earned or vested, under the Company's Amended and Restated 2002 Long-Term Cash Incentive Plan (the "LTCIP") with respect to the Fiscal 2002-2003 performance period (the "Deferred LTCIP Awards"): (i) Ira B. Lampert, $670,474; (ii) Brian F. King, $335,237; (iii) Keith L. Lampert, $389,629; (iv) Urs W. Stampfli, $274,021; and (v) Richard M. Finkbeiner, $224,722. The Deferred LTCIP Awards to Brian F. King, Keith L. Lampert, Urs W. Stampfli and Richard M. Finkbeiner vest, so long as the executive continues to be employed by the Company, in three equal annual installments on August 6, 2004, 2005 and 2006, or immediately upon: (i) a change of control of the Company; or (ii) the executive's death or disability. The Deferred LTCIP Award granted to Ira B. Lampert has substantially the same terms and conditions as the other Deferred LTCIP Awards, however, in addition to the events that will accelerate the vesting of the other Deferred LTCIP Awards, it provides for immediate vesting in the event of termination without cause, a constructive termination of employment without cause, or the non-renewal of his employment contract. The Lampert SERP, the Executive SERPs and the Finkbeiner SERP are all being amended to include appropriate terms to govern the Deferred LTCIP Awards. Once the relevant SERPs have been amended, the Company will contribute the foregoing amounts to trusts established for the purpose of holding funds to satisfy the Company's obligations under the Deferred LTCIP Awards.

Compensation Committee Report on Executive Compensation

The Compensation and Stock Option Committee of the Board (hereinafter, the "Committee") is comprised of two independent directors. The Committee seeks to ensure that the Company's compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee believes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers and employees. The Committee therefore favors forms of compensation that encourage and reward long-term service to the Company, and enable those who succeed in building shareholder value to share in the value they have helped to create. As such, the Committee believes that critical components of compensation for executives are: (i) the award of stock options at the time the executive joins the Company and periodically thereafter; (ii) the payment of annual cash incentive compensation based upon the attainment by the Company of a specified return on equity set by the Board each fiscal year; and (iii) the payment of compensation based upon the attainment by the Company of specified long-term performance-based goals. The Committee continues to evaluate the critical components of executive compensation from time to time through the utilization of outside compensation consultants. The Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through the grant of stock options and other incentive awards will enable the Company to attract and retain qualified and experienced executive officers.

Executive Officers. Pursuant to the Company's By-laws, compensation of the Chief Executive Officer ("CEO") and any executive officer or employee having a familial relationship to the CEO is determined by a majority of the Company's independent directors (based on the Committee's recommendation) or by the Committee. The compensation of all other executive officers is determined by the Committee.

In determining the appropriate level of compensation for the executive officers named in the "Summary Compensation Table," outside compensation consultants were engaged to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, results of operations, earnings per share, return on equity, market capitalization and/or assets) and survey data. After completing an internal recommendation and approval process involving the CEO and other executive officers, many factors are taken into consideration in determining an executive's compensation including: individual performance; the Company's financial performance; the compensation of executives at corporations of comparable size and operations; years of service to the Company; the executive's responsibilities; the amount of time and travel required by the position; and the desire to encourage the long-term commitment of the executive. With respect to new executives, the results of any arms-length negotiations between the Company and such executive are also taken into consideration.

Executive officers may also participate in an annual incentive compensation plan ("AICP") pool equal to a percentage of the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") or after-tax net income, provided that the Company's return on shareholders' equity is not less than a percentage established by the Board for each fiscal year (unless this requirement is otherwise waived by the Board). In addition, certain executive officers were eligible to participate in the Company's Amended and Restated 2002 Long-Term Cash Incentive Plan (the "LTCIP") with respect to the Fiscal 2002-2003 performance period.

In order to further the Company's interest in retaining the services of certain of its executive officers, and in order to provide additional long-term incentive to such executives, in August 2003 cash incentive awards to such executives under the AICP were approved, as were awards under the LTCIP. The preponderance of the LTCIP awards were in the form of contingent deferred compensation. See "Executive Compensation - Executive Employment Agreements, Termination of Employment and Change in Control Arrangements." In addition, as part of the compensation package of each executive, the CEO may recommend, and the Committee considers, the grant of stock options to one or more executives based on the above factors.

Chief Executive Officer. In determining the appropriate level of compensation for the CEO, the Committee engaged the services of outside compensation consultants to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, results of operations, earnings per share, return on equity, market capitalization and/or assets) and survey data. As discussed in greater detail elsewhere in this Proxy Statement, the annual salary of Ira B. Lampert was restored effective as of January 1, 2003 to its previous level1 and, in August 2003, he was awarded incentive awards in the form of cash and contingent deferred compensation under the AICP and LTCIP. See "Executive Compensation." Pursuant to the Committee's recommendation, the independent directors of the Board approved the CEO's compensation based on criteria such as: (i) the complex international structure and operations of the Company, which are equivalent to those of much larger international corporations; (ii) the parity of CEO pay with other executive officers of the Company and executive officers to be hired in the future; (iii) the Company's financial performance in meeting and exceeding certain targets and benchmarks; and (iv) the extensive worldwide travel and time requirements that the CEO position entails. These actions were taken in order to provide additional incentive to Mr. Lampert to continue to exert his utmost efforts in contributing to the Company's success and prosperity, thereby benefiting the Company and its shareholders.

         William J. O'Neill, Jr., Chairman
         Ronald S. Cooper









--------
(1) Mr. Lampert had voluntarily agreed to a reduction in his base salary from $900,000 to $800,000 per annum effective as of July 1, 2001. Effective as of January 1, 2003, his base salary was restored to its prior level of $900,000 per annum.

Audit Committee Report

The members of the Audit Committee of the Board (the "Audit Committee") are Messrs. Cooper, Gindi and O'Neill. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company's accounting and financial reporting processes. The Audit Committee's functions are more fully described in its charter, which the Board has adopted and is included as Appendix A to this Proxy Statement. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In conjunction with its activities during the Company's 2003 fiscal year, the Audit Committee reviewed and discussed the Company's quarterly unaudited and annual audited financial statements with management of the Company and its independent auditor. The members of the Audit Committee discussed the quarterly agreed upon procedures and annual audit procedures performed by the independent auditor in connection with the quarterly unaudited and annual audited financial statements with management of the Company and its independent auditor. The members of the Audit Committee also discussed with the Company's independent auditor the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended by Statement of Auditing Standards No. 90. In addition, the Audit Committee received from the Company's independent auditor the written disclosures and the letter required by Independence Standards Board No. 1, and discussed with the independent auditor the independent auditor's independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the annual audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2003 for filing with the SEC.

The Audit Committee has considered whether providing the non-audit services performed by its independent auditor is compatible with maintaining that firm's independence.

         Ronald S. Cooper, Chairman
         Morris H. Gindi
         William J. O'Neill, Jr.

Beneficial Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of November 30, 2003 about the beneficial ownership of our Common Stock by: (i) each person or group who we know beneficially owns more than 5% of our Common Stock; (ii) each director and each nominee for director; (iii) each executive officer named in the "Summary Compensation Table"; and (iv) all directors and executive officers as a group:


                                                                             Amount and Nature of        Percent
Name of Beneficial Owner                                                   Beneficial Ownership(1)     of Class(1)
------------------------                                                   -----------------------     -----------
(i) Beneficial Owners of More than 5% of the Common Stock

Awad Asset Management, Inc.                                                     1,697,200(2)              6.0%
    250 Park Avenue
    New York, New York 10177

"MEP Group" of Company Officers or                                              3,014,980(3)             10.0%
    Employees as described in note (3) below

(ii) Directors and Nominees

Ira B. Lampert                                                                  2,274,781(3)(4)           7.7%
Ronald S. Cooper                                                                   95,500(5)               *
Morris H. Gindi                                                                    95,500(6)               *
J. David Hakman                                                                   390,000(7)              1.4%
William J. O'Neill, Jr                                                             76,000(8)               *


(iii) Named Executive Officers


Brian F. King                                                                     513,926(3)(9)           1.8%
Keith L. Lampert                                                                  459,689(3)(10)          1.6%
Urs W. Stampfli                                                                    63,665(8)               *
Richard M. Finkbeiner                                                              18,750(8)               *

(iv) All directors and executive officers as a group (14 persons)               4,093,259                13.4%


--------------------
*      Indicates less than one percent (1%).
(1) For purposes of this table, beneficial ownership was determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Exchange Act. As of November 30, 2003, the Company had 28,405,110 shares of Common Stock issued and outstanding. All shares were owned directly with sole voting and investment power unless otherwise indicated.
(2) Based on a written representation made to us by Awad Asset Management, Inc. as to its beneficial ownership at November 30, 2003.
(3) As of November 30, 2003, a group comprised of four officers or employees of the Company (Messrs. Ira B. Lampert, Brian F. King, Keith L. Lampert and Arthur Zawodny) (collectively, the "MEP Group") beneficially owned, in the aggregate, 1,564,809 shares and options to purchase 1,450,171 shares of Common Stock, or 10.0% of 30,186,292 (the number of shares outstanding on that date plus the number of shares that would have been outstanding if all options held by the members of the MEP Group which were exercisable within 60 days of November 30, 2003 were exercised and the 331,011 shares deferred by Ira B. Lampert were outstanding). Of that total, 697,410 shares and options to purchase 391,656 shares of Common Stock were purchased under the Management Equity Provisions ("MEP") of the Company's 1993 Incentive Plan and are subject to the terms of an Amended and Restated Voting Agreement, dated February 28, 1997, as amended (the "Voting Agreement") pursuant to which MEP shares are voted in accordance with the will of the holders of a majority of the shares governed by the Voting Agreement. The balance of 867,399 shares and options to purchase 1,058,515 shares of Common Stock were purchased or held outside the MEP. See "Certain Relationships and Related Transactions" below. The MEP Group's address is c/o Concord Camera Corp., 4000 Hollywood Boulevard, Presidential Circle - 6th Floor, North Tower, Hollywood, Florida 33021.

(4) Represents: (i) 954,972 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2003; (ii) 698,732 shares owned, as to all of which Mr. Lampert has sole dispositive power;
       (iii) 331,011 shares, the receipt of which was deferred by Mr. Lampert until July 1, 2005 under the Company's Deferred Delivery Plan, but which could be acquired by him within 60 days of November 30, 2003 under certain limited circumstances described in that plan; (iv) 25,000 shares held by a ss.501(c)(3) charitable trust of which Mr. Lampert is a trustee with voting and dispositive power; and (v) 265,066 additional MEP shares (697,410 MEP shares, less the 432,344 MEP shares owned directly by Mr. Lampert) that Mr. Lampert has the right to vote since he currently owns a majority of the shares governed by the Voting Agreement. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (3) above.
(5) Includes 82,500 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2003.
(6) Represents 80,500 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2003, and 15,000 shares held by the Notra Trading Inc. Profit Sharing Plan & Trust, a retirement plan of which Mr. Gindi is a co-trustee and participant.
(7) Represents: (i) 80,500 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2003; and (ii) 39,500 shares held by the Hakman Family Trust, of which Mr. Hakman is a trustee and beneficiary, 30,000 shares held by the Hakman Capital Corporation Profit Sharing Plan and Trust, and 240,000 shares held by a corporation controlled by Mr. Hakman.
(8) Represents shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2003.
(9) Represents 222,260 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2003 and 291,666 shares owned, as to all of which Mr. King has sole dispositive power. Since Mr. King is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (3) above.
(10) Represents 249,689 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2003 and 210,000 shares owned, as to all of which Keith Lampert has sole dispositive power. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (3) above.

Comparative Stock Performance

The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for the years ended June 30, 1999 through June 30, 2003 with the Nasdaq Stock Market - U.S. Index and a Peer Group Index for the same periods. The Peer Group Index is comprised of the other members of the S.I.C. Code 3860 (Photographic Equipment and Supplies) as listed in the 1999 Nasdaq Stock Market Fact Book. The graph and table assume an investment of $100 in the Common Stock and each index on June 30, 1998 and the reinvestment of all dividends. The stock performance shown is not intended to forecast, and may not be indicative of, future stock performance.


                              [PERFORMANCE CHART]

                                             Cumulative Total Return
                                     --------------------------------------
                                       6/98  6/99  6/00   6/01  6/02   6/03
                                       ----  ----  ----   ----  ----   ----
Concord Camera Corp.                   100    90   718    203   175    239
Nasdaq Stock Market (U.S.) Index       100   144   212    115    79     87
Peer Group Index                       100   114   163    144   123    137


Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and ten percent (10%) shareholders ("Reporting Persons") to file initial reports of ownership and reports of changes in ownership of the Common Stock and any other equity securities of the Company with the SEC. Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file. Based on a review of the copies of the reports furnished to us and written representations from our directors and executive officers that no other reports were required, with respect to Fiscal 2003 we believe that the Reporting Persons timely complied with all Section 16(a) filing requirements applicable to them, except that Keith Lampert filed a late Form 4 for the stock option granted to him on November 11, 2002.

Certain Relationships and Related Transactions

Consulting Arrangements with Directors

A corporation controlled by J. David Hakman provided consulting services to us from 1997 to July 2002 pursuant to an engagement agreement entered into on September 25, 1997, as later amended and supplemented (the "Hakman Agreement"). Pursuant to the Hakman Agreement, the Company granted a warrant to purchase up to 260,000 shares of Common Stock at an exercise price of $2.25 per share to a corporation controlled by Mr. Hakman. In October 2000, the corporation exercised the warrant as to all 113,000 shares that had vested up until that time. On September 25, 2002, the corporation exercised the warrant as to another 77,000 shares that were vested and exercisable at that time. The warrant never vested as to the remaining 70,000 shares and expired on September 25, 2002.

From May 1, 2002 through June 15, 2003, William J. Lloyd, who was a member of our Board at the time, provided us with consulting services related to the technological aspects of cameras and other products. As compensation for these consulting services, the Company paid a corporation controlled by Mr. Lloyd a retainer of $5,000 per month. The Company accepted Mr. Lloyd's resignation from our Board effective as of July 31, 2003, and the consulting relationship was terminated as of June 15, 2003, in order to avoid any conflicts of interest that could result from a new executive position that had been accepted by Mr. Lloyd with another company.

Transactions under the Management Equity Provisions of the 1993 Incentive Plan

On August 23, 1995, the Compensation Committee of the Board approved stock purchase awards under the Management Equity Provisions ("MEP") of the Company's 1993 Incentive Plan pursuant to which 1,000,000 shares of Common Stock were made available for purchase by senior management of the Company at a price per share equal to $2.6875 per share (the closing price of the Common Stock on August 23, 1995, adjusted for the two-for-one stock split effective on April 14, 2000) pursuant to binding commitments to be made by such persons by August 31, 1995. The Company received commitments for the purchase of 888,000 shares (the "Purchased Shares"). Each purchaser was also granted the right to receive a contingent restricted stock award covering a number of shares equal to the number of shares he had purchased based upon attainment of increases in shareholder value in accordance with the plan. If issued, such contingent restricted shares were to vest over a three-year period and were subject to forfeiture prior to vesting under certain conditions.

In November 1995, members of the Company's senior management entered into purchase agreements (the "Purchase Agreements") for the Purchased Shares. Pursuant to the Purchase Agreements, each purchaser executed a full recourse note for the purchase price of such shares (each a "Note"; collectively, the "Notes") and pledged the Purchased Shares as security for the payment of the Note. The Notes bore interest at an annual rate of 6%. Concurrently with the execution of their respective Purchase Agreements and Notes, each purchaser entered into a Voting Agreement pursuant to which each purchaser agreed to vote all of his Purchased Shares and contingent restricted stock in accordance with the determination of the holders of a majority of all of the Purchased Shares and contingent restricted stock held by the purchasers. To effect the foregoing, each of the purchasers delivered an irrevocable proxy to Ira B. Lampert.

Pursuant to Amendments to each of the Purchase Agreements dated February 28, 1997 (the "Amendments"), the Company was relieved of its obligation to issue any contingent restricted stock. Instead, each participating member of the Company's senior management received, as of December 22, 1996, options to purchase that number of shares of Common Stock (the "Option Shares") equal to the number of Purchased Shares purchased by such person, at an exercise price of $0.9063 per share. The options vested as to 20% of the Option Shares covered thereby as of December 22, 1996, and the balance of the shares covered thereby began vesting December 31, 1996 in equal monthly installments over a four-year period during the term of employment or consultancy. The unvested portion became vested on August 19, 1998 when the average closing price of the Common Stock was at least $2.50 (after adjustment for the stock split effective on April 14, 2000) for 90 consecutive trading days. Concurrently with the Amendments, the Voting Agreement and the irrevocable proxies were amended and restated to include the Option Shares and delete any mention of the contingent restricted stock.

In April 1999, the Board approved a conditional release program whereby the Company agreed to forgive a portion of the indebtedness represented by each Note and concurrently release a proportionate number of Purchased Shares held by the Company as security for payment of the Notes. The debt forgiveness and share release program (the "Release Program") began on May 1, 1999 and continued on January 1 each year through January 1, 2003. The total principal sum subject to forgiveness under the Release Program was $2,386,500, together with interest owed under the Notes. The debt forgiveness was conditioned upon the person's continued employment with the Company. If a person ceased to be an employee or consultant of the Company prior to full forgiveness of the debt, the principal balance of the Note would have become immediately due and payable, including any amounts scheduled to be forgiven at a future date.

As contemplated by the MEP, subsequent to 1995 certain Purchased Shares and the related options were transferred to other eligible members of the Company's senior management upon their execution of the required agreements and Notes. Notes previously delivered to secure payment for such shares were canceled upon delivery of new Notes by such transferees.

In January 2000, the Board further provided that a participant in the MEP would have the right to prepay all or any portion of the indebtedness represented by a
Note issued in connection with the purchase of shares, and that the amount so prepaid would be repaid to the participant as deferred compensation at such time as the amount would otherwise have been forgiven in accordance with the Release Program.

The Purchased Shares and options awarded pursuant to the MEP are presently held by Ira B. Lampert, Brian F. King, Keith L. Lampert and Arthur Zawodny. Harlan I. Press ceased to be a member of the MEP Group when he sold all of his Purchased Shares and Option Shares on August 28, 2003.

The following were the scheduled release dates, and the total amounts that were forgiven* on such dates, under the Release Program.


                                                                           Total Principal
                                                                             Indebtedness         Total Purchased
             Releasee                        Release Dates                     Forgiven           Shares Released
     --------------------------    -----------------------------------    -------------------    -------------------
     Brian F. King                 May 1, 1999, and January 1st of            $   430,000*               160,000
                                   2000, 2001, 2002 and 2003
     Ira B. Lampert                May 1, 1999, and January 1st of            $ 1,612,500*               600,000
                                   2000, 2001, 2002 and 2003
     Keith L. Lampert              May 1, 1999, and January 1st of            $   295,625*               110,000
                                   2000, 2001, 2002 and 2003
     Harlan I. Press               January 6, 2000, and January 1st           $    10,750                  4,000
                                   of 2001, 2002 and 2003
     Arthur Zawodny                May 1, 1999, and January 1st of            $    37,625*                14,000
                                   2000, 2001, 2002 and 2003


-------------------
* After the January 1, 2000 release date, the balance of these amounts were repaid in full. Ira B. Lampert, Brian F. King, Keith L. Lampert and Arthur Zawodny have each prepaid in full the balance of the debts represented by their Notes and, as a result of their continued employment with the Company, received deferred compensation in lieu of the amounts scheduled to be forgiven under the Release Program.

Employment of Christopher Lampert

Another son of Ira B. Lampert, Christopher Lampert, works for the Company in Hong Kong and the PRC as a project analyst and product operations manager. In Fiscal 2003, we paid a total of $62,988 for his salary and his housing in Hong Kong. Housing is customarily provided to our employees stationed by the Company in Hong Kong and/or the PRC on foreign assignment.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 (Proposal Two)

Ernst & Young LLP ("Ernst & Young"), independent certified accountants, was appointed by the Audit Committee to audit the Company's financial statements for Fiscal 2004. This firm has acted as independent auditor for the Company since 1996. A representative of Ernst & Young is expected to attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements for Fiscal 2003 and the reviews of the financial statements included in the Company's Forms 10-Q for Fiscal 2003 were approximately $347,000.

All Other Fees

The aggregate fees billed for all other services rendered by Ernst & Young to the Company for Fiscal 2003 were approximately $66,000. No fees were billed for professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Ernst & Young to the Company for Fiscal 2003.

The Board is seeking shareholder approval of its selection of Ernst & Young since it is customary for a public company to obtain shareholder approval of its auditors. If shareholders do not approve the appointment of Ernst & Young as the auditors of the Company for Fiscal 2004 at the Annual Meeting, the Audit Committee may reconsider the selection.

The affirmative vote of a majority of the votes cast by the holders of shares present or represented and entitled to vote at the Annual Meeting is required for shareholder approval. The Board recommends a vote FOR the ratification of the appointment of Ernst & Young as independent auditors for the Company for Fiscal 2004.


                                OTHER INFORMATION

Shareholder Proposals for 2005 Annual Meeting

Under the rules of the SEC, any shareholder proposal intended to be presented at the Company's 2005 annual meeting of shareholders must be received by the Secretary of the Company at its executive offices no later than August 19, 2004 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

If a shareholder notifies the Company of an intent to present a proposal at the Company's 2005 annual meeting of shareholders less than 60 days before the meeting (and for any reason the proposal is voted on at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Shareholder Communications to the Board

Shareholders desiring to communicate with the Board should address correspondence to the Company's executive offices, after which it will be forwarded to each director.

Expenses of Solicitation

The cost of this proxy solicitation will be borne by the Company. In addition to the use of the mails, some regular employees of the Company, without additional remuneration, may solicit proxies personally or by telephone or facsimile. The Company will reimburse brokers, dealers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

Other Business

As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.


December 15, 2003

                                   APPENDIX A

                             Audit Committee Charter

I.  Purpose

The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Concord Camera Corp. (the "Company") to assist the Board in fulfilling its oversight responsibilities with respect to: (1) the integrity of the financial statements of the Company; (2) the independent auditor's qualifications and independence; (3) the performance of the Company's internal audit function and independent auditor and the audits of the Company's financial statements; (4) the adequacy of the Company's accounting and financial reporting processes and systems of internal accounting and financial controls; and (5) the Company's compliance with ethics policies and legal and regulatory requirements. The Committee will fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter. The Committee shall report to the Board with respect to such matters and initiate and/or approve appropriate changes in any or all of these areas when necessary.

II.  Committee Membership

The Committee shall consist of no fewer than three directors, each of whom shall: (1) meet the independence and experience requirements of the Nasdaq National Market listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the United States Securities and Exchange Commission (the "Commission"); and (2) have not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. At least one member of the Committee shall in the judgment of the Board be an "audit committee financial expert" as defined by the rules of the Commission and at least one member (who may also serve as the financial expert) shall, in the judgment of the Board, have the accounting or related financial management expertise required by the listing standards of the Nasdaq National Market. All members of the Committee shall in the judgment of the Board have, at the time of his or her appointment to the Committee, a working familiarity with basic finance and accounting practices and the ability to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

III.  Committee Authority and Responsibilities

The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting. The Committee shall promptly report the approval of any permitted non-audit services to management for disclosure in the Company's periodic reports.

The Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of: (i) compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall review management's budget and plan for each fiscal year.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Committee, as required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review with management and the independent auditor the financial statements and disclosures made in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards including matters relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. Recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company's quarterly financial statements, including disclosures made in MD&A, prior to the filing of its quarterly reports on Form 10-Q, including the results of the independent auditor's reviews of the quarterly financial statements and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

3. Prepare the report required by the rules of the Commission to be included in the Company's annual proxy statement.

4. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

5.     Review and discuss regular reports from the independent auditors on:

       (a)    all critical accounting policies and practices to be used;
       (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and
       (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6. Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Committee, in its sole discretion, may delegate responsibility for these discussions to the Chairman of the Committee.

7. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on the Company's financial statements.

8. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

9. Review disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

10. Beginning with the Company's fiscal year 2004 and for fiscal years thereafter, review management's assessment of the effectiveness of the Company's internal controls as of the end of the most recent fiscal year and the independent auditor's report on management's assessment.

Oversight of the Company's Relationship with the Independent Auditor

11. Obtain and review a report from the independent auditor at least annually regarding all relationships between the independent auditor and the Company. Evaluate the qualifications, performance, objectivity and independence of the independent auditor, including considering whether the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

12. Obtain and review the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discuss with the independent auditor the independent auditor's independence.

13. Review with the independent auditor its policy regarding the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

14. Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

15. Meet with the independent auditor and financial management of the Company prior to the audit to discuss the planning and staffing of the audit, the scope of the prospective audit and the audit procedures to be utilized, the estimated fees therefore and such other matters pertaining to the audit as the Committee may deem appropriate. At the conclusion thereof, review the audit, including any comments or recommendations made by the independent auditor.

Oversight of the Company's Internal Audit Function

16. Review the appointment and/or replacement of the firm to which the internal auditing function is outsourced.

17. Review the internal audit function when appropriate, including the independence and authority of its reporting obligations.

18. Review the significant reports to management prepared by the firm performing the internal auditing function and management's responses.

19. Discuss with management the responsibilities, fees and staffing of the firm performing the internal auditing function and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

20. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

21. Review and approve all related party transactions in accordance with the listing standards of the Nasdaq National Market.

22. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

24. Investigate such matters as it deems appropriate in connection with fulfilling its duties and responsibilities.

IV. Meetings; Reports to the Board

The Committee shall meet as often as it deems necessary, but not less frequently than quarterly. The Committee shall meet periodically with the CFO, the internal auditors and the independent auditor in separate executive sessions. The purpose of the meetings in executive session is for the Committee to independently receive input on: (i) the adequacy of financial and operating controls; (ii) the capabilities of financial, accounting and auditing personnel, and the sufficiency of resources devoted by the Company in the financial and accounting areas; (iii) the appropriateness of accounting principles utilized by the Company; and (iv) the level of cooperation given to both the internal and independent auditors by the Company. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee shall make regular reports to the Board and shall submit to the Board the minutes of all meetings of the Committee or otherwise communicate to the Board the matters discussed at each of the Committee's meetings, including any disclosures needed to be made as a result of the Committee's meetings in executive session.

V. Limitation of Audit Committee's Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.



                                                                       11/21/03

                                      PROXY
                              CONCORD CAMERA CORP.
     4000 Hollywood Boulevard, Presidential Circle - 6th Floor, North Tower
                            Hollywood, Florida 33021
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 22, 2004

The undersigned hereby appoints Alan Schutzman, Brian F. King and Harlan I. Press, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Shareholders of Concord Camera Corp. (the "Company") to be held on January 22, 2004, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on December 8, 2003 in accordance with the instructions set forth on this proxy card and, in their discretion, on matters properly brought before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

               |_| PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

  PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

1.   ELECTION OF DIRECTORS.

     NOMINEES: Ira B. Lampert, Ronald S. Cooper, Morris H. Gindi, J. David
               Hakman and William J. O'Neill, Jr.

     |_| FOR ALL nominees listed above (except as indicated to the contrary)

     _________________________________________________________________________.
     (Instruction: To withhold authority to vote on any individual nominee, write the name above.)

     |_| WITHHOLD AUTHORITY to vote for all nominees listed above.

                  (Continued and to be signed on reverse side)

                          (Continued from other side)

2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JULY 3, 2004.

            |_|  FOR            |_| AGAINST            |_|  ABSTAIN

If no specification is made, this proxy will be voted FOR Proposals 1 and 2 listed above.

                                               Dated: __________________________

                                               Signature: ______________________

                                               _________________________________
                                               Signature if jointly held

Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.